Exhibit 5.4

[Principal Financial Group, Inc. Letterhead]

May 7, 2015

Principal Financial Group, Inc.
711 High Street
Des Moines, Iowa 50392

Principal Financial Services, Inc.
711 High Street
Des Moines, Iowa 50392

Principal Financial Group, Inc.

Ladies and Gentlemen:

I am Executive Vice President, General Counsel and Secretary of Principal Financial Group, Inc., a Delaware corporation (the “Company”), and Principal Financial Services, Inc., an Iowa corporation (“PFSI”).  In such capacity, I or lawyers in the Company’s law department under my supervision have acted as counsel to the Company and PFSI in connection with the Registration Statement on Form S-3 (File Nos. 333-195749 and 333-195749-04) (the “Registration Statement”) and the Prospectus Supplement, dated May 4, 2015 (the “Prospectus Supplement”), to the Prospectus, dated May 7, 2014, of the Company, filed with the Securities and Exchange Commission (the “Commission”) relating to the issuance and sale by the Company of $400,000,000 aggregate principal amount of its 4.700% Fixed-to-Floating Rate Junior Subordinated Notes due 2055 (the “Notes”), issued pursuant to the Indenture, dated as of May 7, 2015, among the Company, PFSI, as guarantor, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented and amended by the First Supplemental Indenture, dated as of May 7, 2015, among the Company, PFSI and the Trustee relating to the Notes.  The Notes are fully and unconditionally guaranteed by PFSI pursuant to a separate Guarantee, dated as of May 7, 2015 (the “Guarantee”).

In rendering the opinions expressed below, (a) I or lawyers under my supervision have examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of such agreements, documents and records and such other instruments and certificates as we have deemed necessary or appropriate for the purposes of such opinions, (b) I or lawyers under my supervision have examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of others delivered to us and (c) I or lawyers under my supervision have made such investigations of law as we have deemed necessary or appropriate as a basis for such opinions.  In rendering the opinions expressed below, I have assumed, with your permission, without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted to me or lawyers under my supervision as originals, (ii) the genuineness of all signatures on all documents that I or lawyers under my supervision examined, (iii) the conformity to authentic originals and completeness of documents submitted to me or lawyers under my supervision as certified, conformed or reproduction copies and (iv) the legal capacity of all natural persons executing documents.

Based upon and subject to the foregoing and the qualifications and limitations hereinafter set forth, I am of the opinion that (i) PFSI has the corporate power and authority to execute and deliver the Guarantee and (ii) the Guarantee has been duly authorized, executed and delivered by PFSI.

The opinions expressed herein are limited to the laws of the State of Iowa, as currently in effect, and I do not express any opinion herein concerning any other laws.

I hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on May 7, 2015, incorporated by reference in the Registration Statement, and to the reference to me under the caption “Validity of the Notes” in the Prospectus Supplement. In giving such consent, I do not thereby concede that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Karen E. Shaff

Karen E. Shaff
Executive Vice President,
General Counsel and Secretary